Exhibit 107

Calculation of Filing Fee Table

Form S-11

(Form Type)

FrontView REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(o)	—	—	$100,000,000	0.00014760	$14,760
Fees Previously Paid	N/A	—	—	—	—	—	—	—
	Total Offering Amounts					$100,000,000		$14,760
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,760

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended. Includes the offering price of additional shares of common stock that the underwriters have the option to purchase.